Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS		[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Andrew G Backman
Chief Financial Officer	Executive Vice President – Capital Markets	Vice President – Investor Relations

iStar Financial Announces Record Fourth Quarter and Fiscal Year 2004 Results

Board of Directors Approves 5% Increase in Regular Quarterly Cash Dividend on Common Stock

Company Discusses New Customer and Business Initiatives as Part of 5-Year Strategic Plan

•                  Adjusted earnings per diluted common share reach a record $0.87 for the fourth quarter 2004. Adjusted earnings for the fiscal year 2004, excluding first quarter compensation and securities redemption charges, were $3.47 per diluted common share.

•                  Fourth quarter financing activity totals $610.1 million in 10 separate transactions. 2004 origination volume increases to a record $2.8 billion in 53 total financing commitments.

•                  iStar Financial announces a definitive agreement to acquire a substantial minority interest in Oak Hill Advisors, a premier corporate credit platform that has a long-standing strategic relationship with Robert M. Bass and other Oak Hill partnerships.

•                  Company takes a leading role in financing the acquisition of leading CMBS investment platform by Blackacre Advisors / Cerberus Capital Management.

•                  Pending acquisition of Falcon Financial extends Company’s AutoStar platform targeting the $50 billion auto dealership real estate industry.

•                  Investment in strategic initiatives and cautious outlook in core markets reduces 2005 adjusted earnings expectation by 6%.

NEW YORK – February 15, 2005 – iStar Financial Inc. (NYSE: SFI), the leading publicly traded finance company focused on the commercial real estate industry, today reported fourth quarter and fiscal year 2004 results. The Company also outlined its new customer and business initiatives and provided an update on its 2005 business and financial expectations.

Fourth Quarter 2004 Results

iStar reported adjusted earnings for the quarter ended December 31, 2004 of $0.87 per diluted common share, up from $0.85 per diluted common share for the quarter ended December 31, 2003. Adjusted earnings allocable to common shareholders for fourth quarter 2004 were $98.4 million on a diluted basis, compared to $91.2 million for fourth quarter 2003. Adjusted earnings represents net income computed in accordance with GAAP,adjusted for preferred dividends, depreciation, amortization and gain (loss) from discontinued operations.

Net income allocable to common shareholders for the fourth quarter was $115.0 million, or $1.02 per diluted common share, compared with $68.8 million, or $0.64 per diluted common share, in the fourth quarter of 2003. Net income from the fourth quarter includes a $41.2 million gain from the sale of non-core corporate tenant lease assets. Please see the financial tables that follow the text of this press release for a detailed reconciliation of adjusted earnings to GAAP net income.

Net investment income for the quarter increased to $91.5 million, up 9.0% from $84.0 million for the fourth quarter of 2003. Net investment income represents interest income, operating lease income and equity in earnings from joint ventures and unconsolidated subsidiaries, less interest expense and operating costs for corporate tenant lease assets and loss on early extinguishment of debt, in each case as computed in accordance with GAAP.

iStar Financial announced that during the fourth quarter, it closed 10 new financing commitments for a total of $610.1 million, of which $392.2 million was funded during the quarter. In addition, the Company funded $116.9 million under 15 pre-existing commitments and received $359.6 million in principal repayments. Of the Company’s fourth quarter financing commitments, 95.9% represented first mortgage and corporate tenant lease transactions. The Company’s recent transactions continue to reflect its core business strategy of originating custom-tailored financing transactions for leading corporations and private owners of high-quality commercial real estate assets across the United States.

For the quarter ended December 31, 2004, iStar Financial generated returns on average book assets and average common book equity of 6.1% and 20.3%, respectively. For the quarter, as determined in accordance with GAAP, the Company’s debt to book equity plus accumulated depreciation and loan loss reserves was 1.7x.

As of December 31, 2004, the Company’s loan portfolio consisted of 69% floating rate and 31% fixed rate loans. The weighted average GAAP LIBOR margin was 5.08%. The weighted average GAAP margin of the Company’s fixed rate loans was 7.39% on a term-adjusted basis.

Fiscal Year 2004 Results

Adjusted earnings allocable to common shareholders for the year ended December 31, 2004 excluding first quarter compensation and securities redemption charges, were $390.2 million on a diluted basis, or $3.47 per diluted share, compared to $338.5 million, or $3.25 per diluted share for the year ended December 31, 2003. Adjusted earnings allocable to common shareholders for the year ended December 31, 2004, including first quarter compensation and securities redemption charges, were $266.7 million on a diluted basis, or $2.37 per diluted share.

Net income allocable to common shareholders for the year ended December 31, 2004 was $205.8 million, or $1.83 per diluted share, compared to $253.2 million, or $2.43 per diluted share for the year ended December 31, 2003.

Net investment income and total revenue increased to $376.6 million and $694.4 million, respectively, for the year ended December 31, 2004, from $328.3 million and $573.1 million, respectively, for the year ended December 31, 2003.

Jay Sugarman, iStar Financial’s chairman and chief executive officer, stated, “2004 was an important year for iStar Financial in many respects. We posted very solid investment results in a highly competitive environment. We entered a new era in the Company’s evolution by becoming an investment grade company. We hired a number of new people who will assist the Company in meeting its growth and strategic objectives, and perhaps most importantly, we maintained our highly disciplined approach to investing shareholder’s capital.” Mr. Sugarman continued, “As we look forward, we will continue to expand and leverage our core competencies in ways that will position us to grow and compete in the coming years.”

Strategy and New Customer Business Initiatives

Mr. Sugarman commented, “In our first five years as a public company, we built a solid foundation in all of the key disciplines – including investments, asset management, finance and capital markets — that has enabled us to successfully grow our franchise. Our strategy from the beginning has been to capture what we believed were significant opportunities in the underserved segments of the commercial real estate financing markets and to deliver sustainable, risk-adjusted returns to our shareholders. During the past five years, we have grown our asset base by over 89% to $7.2 billion at the end of 2004, while maintaining one of the best credit track records in the industry. In addition, we have grown our revenues by 164%, increased our equity market capitalization 209%, posted cumulative total returns of approximately 308%, consistently targeted returns on equity between 15% and 20% and including the increase in our dividend announced today, we have consistently met our objective of increasing our annual dividend on our commonstock by 5% on average. We believe our track record of delivering solid results has demonstrated that our strategies have been sound.”

Mr. Sugarman continued, “We are now working on what we believe is a natural evolution of our business. We intend to build upon our proven strengths in real estate underwriting, corporate credit underwriting and capital markets pricing to effectively expand our business by playing a larger role in the crossover markets of real estate, corporate credit and capital markets. We believe this strategy will uniquely position iStar for the market dynamics we project for the balance of the decade.”

Mr. Sugarman cited the following examples:

Acquisition of Substantial Minority Interest in Oak Hill Advisors

The Company announced today that it has signed a definitive agreement to make a substantial minority investment in New York-based Oak Hill Advisors in a privately negotiated transaction. Oak Hill Advisors is a premier asset management firm that focuses on corporate credit-oriented investment strategies for institutional investors. Oak Hill Advisors has a 49-person team, manages approximately $5 billion of investment capital and has invested in excess of $25 billion in more than 400 corporate credits during its 14-year history. The Company expects to close its investment in Oak Hill in the first half of 2005.

“We believe that strategic business relationships and investments are part of the natural evolution of our business going forward,” said Mr. Sugarman. “Oak Hill Advisors has a diversified product line which spans all parts of the corporate credit spectrum, a deep and experienced management team and a long track record of delivering attractive returns. We are excited to have found a partner that has a culture and disciplined investment philosophy so similar to our own. We are also attracted to Oak Hill Advisors’ long-term investor relationships, including their strategic relationship with Robert M. Bass and Oak Hill Capital Partners. Our investment in Oak Hill Advisors will provide iStar with a stable, long-term asset management fee income stream; but more importantly, from a strategic perspective, Oak Hill will provide us with additional knowledge and expertise to capitalize on the significant opportunities at the intersection of the corporate and real estate capital markets.”

Acquisition of Falcon Financial

On January 20, 2005, iStar Financial announced that it had entered into a definitive agreement to acquire Falcon Financial Investment Trust, an independent finance company dedicated to providing long-term capital to automotive dealers nationwide. Under the terms of the agreement, iStar Financial commenced a cash tender offer on January 31, 2005 to acquire all of Falcon Financial’s outstanding shares at a price of $7.50 per share, for an aggregate equity purchase price of approximately $120 million. The company said it expects to close the acquisition in the first half of 2005 upon successful completion of the tender offer.

Mr. Sugarman commented, “Falcon Financial expands our current investment activities in AutoStar, which is the first of what we expect to be a series of “iStar-branded” platforms that deliver iStar’s highly customized, on-balance sheet approach to financing underserved and real estate-intensive businesses. Between Falcon and AutoStar we will have a $1 billion commitment to an industry-leading platform providing advisory services, sale/leaseback capital and a wide variety of financing solutions to the $50 billion auto dealership real estate market.”

Investment in Acquisition of LNR Property Corporation by Blackacre Advisors / Cerberus Capital Management

The Company also announced today that it recently made a strategic investment in the acquisition and subsequent privatization of LNR Property Corporation by Blackacre / Cerberus Capital Management, L.P. and senior executives of LNR Property Corporation. LNR is a diversified company that owns a portfolio of operating real estate assets, development properties and real estate securities, and is the largest special servicer in the CMBS market.

“Our long-standing relationship with both LNR and Blackacre / Cerberus created an opportunity for iStar to make a significant investment throughout the capital structure in the new private company. LNR has historically focused its investing activities in areas where the real estate and capital markets intersect. We are very familiar with LNR’s business model and look forward to working with Blackacre / Cerberus going forward to expand our business relationship and capitalize on the variety of strengths that each of our organizations brings to the investing arena,” Mr. Sugarman said.

Capital Markets Summary

In December, the Company successfully upsized its unsecured credit facility to $1.25 billion from $850 million and amended the accordion feature that allows the Company to increase the facility to $1.5 billion in the future if necessary.

Catherine D. Rice, iStar Financial’s chief financial officer, stated, “This increase in our unsecured funding capacity will assist us in continuing our shift to unsecured debt by allowing us to reduce our more expensive secured credit line capacity. We are pleased that nine new participants joined our existing 19-member bank group to complete the upsize of the facility.”

Earnings Guidance

Consistent with the Securities and Exchange Commission’s Regulation FD and Regulation G, iStar Financial comments on earnings expectations within the context of its regular earnings press releases.

For fiscal year 2005, the Company expects diluted adjusted earnings per share of $3.25 - $3.50, a 6% reduction from the Company’s prior guidance, and diluted earnings per share of $2.25 - $2.60, based on expected net asset growth of $3 billion in 2005. For the first quarter 2005, the Company expects diluted adjusted earnings per share of $0.73 - $0.76 and diluted earnings per share of $0.49 - $0.53.

Ms. Rice stated, “As we discussed last quarter, we are continuing to see higher levels of loan prepayments as capital inflows into the commercial real estate sector remain strong. The timing of prepayments is difficult to forecast, however we now anticipate receiving some of the prepayments we forecasted to receive in the fourth quarter of last year during the first and second quarters of 2005. In addition, increased capital in the real estate sector has reduced credit spreads across all parts of the capital structure. These factors, coupled with our previously announced asset sales, which totaled $189 million in the fourth quarter of last year, will decrease our adjusted earnings for the first half of 2005. In addition, the capital investment in our new customer and business initiatives outlined today will create some near-term earnings dilution. Our net asset growth outlook for 2005 remains in the $3 billion range, however a portion of our investment volume will come from investments in our new initiatives – some of which will not generate immediately accretive earnings. We have lowered our 2005 adjusted earnings per share guidance by approximately 6% to take these factors into account. We are willing to accept short term dilution from strategic investments in order to expand and enhance our competitive position going forward.”

Risk Management

At December 31, 2004, first mortgages, participations in first mortgages, corporate tenant leases and corporate financing transactions collectively comprised 92.5% of the Company’s asset base. The weighted average first and last dollar loan-to-value ratio for all structured finance assets (senior and junior loans) was 21.4% and 67.5%, respectively. As of December 31, 2004 the weighted average debt service coverage for all structured finance assets, based on either actual cash flow or trailing 12- month cash flow through September 30, 2004, was 2.19x.

At quarter end, the Company’s corporate tenant lease assets were 94.9% leased with a weighted average remaining lease term of 11.2 years. At quarter end, 78.5% of the Company’s corporate lease customers were public companies (or subsidiaries of public companies).

At December 31, 2004, the weighted average risk ratings of the Company’s structured finance assets was 2.72 for risk of principal loss, compared to last quarter’s rating of 2.68, and 3.19 for performance compared to original underwriting, compared to last quarter’s rating of 3.17. The weighted average risk rating for corporate tenant lease assets was 2.40 at the end of the fourth quarter, an improvement from the prior quarter’s rating of 2.47.

At quarter end, accumulated loan loss reserves and other asset-specific credit protection represented an aggregate of approximately 6.9% of the gross book value of the Company’s loans. In addition, cash deposits, letters of credit, allowances for doubtful accounts and accumulated depreciation relating to corporate tenant lease assets represented 10.3% of the gross book value of the Company’s corporate tenant lease assets at quarter end.

At December 31, 2004, the Company’s non-performing loan assets (NPLs) represented 0.38% of total assets. NPLs represent loans on non-accrual status and repossessed real estate collateral. At December 31, 2004 the Company had two loans on non-accrual and no repossessed assets. In addition, watch list assets represented 0.89% of total assets at December 31, 2004.

Timothy J. O’Connor, iStar Financial’s chief operating officer, stated, “The credit quality of our portfolio remains strong and we are seeing improving real estate fundamentals in many real estate markets across the country. This quarter we completed the previously announced sale of certain non-core corporate tenant lease assets totaling $189 million. While the sales represent only a small percentage of our CTL portfolio, we were pleased to be able to take advantage of the buoyant sales environment to reduce our exposure to certain real estate markets.”

Dividend and Other Developments

On December 1, 2004, iStar Financial declared a regular quarterly cash dividend of $0.6975 per common share for the quarter ended December 31, 2004.

iStar Financial announced today that, effective April 1, 2005, its Board of Directors approved an increase in the regular quarterly cash dividend on its common stock to $0.7325 per share for the quarter ended March 31, 2005, representing $2.93 per share on an annualized basis. The $0.7325 quarterly dividend represents a 5.0% increase over iStar Financial’s pre-existing quarterly dividend rate of $0.6975. The $0.7325 quarterly dividend is payable on April 29, 2005 to holders of record on April 15, 2005.

[Financial Tables to Follow]

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior and mezzanine corporate capital, and corporate net lease financing. The Company,which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing the highest quality financing solutions to its customers.

iStar Financial will hold a quarterly earnings conference call at 10:00 a.m. ET today, February 15, 2005. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through iStar Financial’s website,www.istarfinancial.com, under the “investor relations” section. To listen to the live call, please go to the website’s “investor relations” section at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call on the iStar Financial website.

(Note: Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although iStar Financial Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from iStar Financial Inc.’s expectations include completion of pending investments, continued ability to originate new investments, the mix of originations between structured finance and corporate tenant lease assets, repayment levels, the availability and cost of capital for future investments, competition within the finance and real estate industries, economic conditions, loss experience and other risks detailed from time to time in iStar Financial Inc.’s SEC reports.)

Selected Income Statement Data

(In thousands)

(unaudited)

	Three Months Ended December 31,		Year ended December 31,
	2004	2003	2004	2003

Net investment income (1)	$91,498	$83,963	$376,562	$328,301
Other income	23,549	13,936	54,236	36,677
Non-interest expense (2)	(31,548)	(27,673)	(231,129)	(99,912)
Minority interest in consolidated entities	(229)	(129)	(716)	(249)
Income from continuing operations	$83,270	$70,097	$198,953	$264,817

Income from discontinued operations	2,945	5,280	18,119	22,173
Gain from discontinued operations	41,226	4,203	43,375	5,167
Preferred dividend requirements (3)	(10,580)	(10,196)	(51,340)	(36,908)
Net income allocable to common shareholders and HPU holders (4)	$116,861	$69,384	$209,107	$255,249

(1)           Net investment income for the twelve months ended December 31, 2004 includes $11.5 million charge relating to redemption of $110 million of the Company’s 8.75% Senior Notes due 2008.

(2)           Non-interest expense for the twelve months ended December 31, 2004 includes the Q1’04 CEO, CFO and ACRE Partners compensation charges of $106.9 million.

(3)           Preferred dividend requirements for the twelve months ended December 31, 2004 includes $9.0 million related to the redemption of the Company’s 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock.

(4)           HPU holders are Company employees who purchased high performance common stock units under the Company’s High Performance Unit Program.

Selected Balance Sheet Data

(In thousands)

	As of December 31, 2004	As of December 31, 2003
	(unaudited)

Loans and other lending investments, net	$3,946,189	$3,702,674
Corporate tenant lease assets, net	2,877,042	2,535,885
Total assets	7,220,237	6,660,590
Debt obligations	4,605,674	4,113,732
Total liabilities	4,745,749	4,240,256
Total shareholders’ equity	2,455,242	2,415,228

iStar Financial Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue:
Interest income	$88,449	$79,719	$353,799	$304,391
Operating lease income	74,389	62,152	286,389	232,043
Other income	23,549	13,936	54,236	36,677
Total revenue	186,387	155,807	694,424	573,111

Costs and expenses:
Interest expense	61,848	49,049	231,027	192,296
Operating costs - corporate tenant lease assets	8,970	3,990	22,417	11,553
Depreciation and amortization	17,181	14,045	64,541	50,626
General and administrative	11,530	10,282	47,912	38,153
General and administrative - stock-based compensation expense	837	1,096	109,676	3,633
Provision for loan losses	2,000	2,250	9,000	7,500
Loss (gain) on early extinguishment of debt	(87)	—	13,091	—
Total costs and expenses	102,279	80,712	497,664	303,761

Income from continuing operations before other items	84,108	75,095	196,760	269,350
Equity in earnings (loss) from joint ventures and unconsolidated subsidiaries	(609)	(4,869)	2,909	(4,284)
Minority interest in consolidated entities	(229)	(129)	(716)	(249)
Income from continuing operations	83,270	70,097	198,953	264,817

Income from discontinued operations	2,945	5,280	18,119	22,173
Gain from discontinued operations	41,226	4,203	43,375	5,167
Net income	127,441	79,580	260,447	292,157

Preferred dividends	(10,580)	(10,196)	(51,340)	(36,908)

Net income allocable to common shareholders and HPU holders	$116,861	$69,384	$209,107	$255,249

Net income per common share:
Basic (1)	$1.03	$0.67	$1.87	$2.52
Diluted (2) (3)	$1.02	$0.64	$1.83	$2.43

Weighted average common shares outstanding:
Basic	111,402	102,603	110,205	100,314
Diluted	112,726	107,637	112,464	104,101

(1)           For the three months ended December 31, 2004 and 2003, excludes $1,865 and $550 of net income allocable to HPU holders, respectively.  For the twelve months ended December 31, 2004 and 2003, excludes $3,314 and $2,066 of net income allocable to HPU holders, respectively.

(2)           For the three months ended December 31, 2004 and 2003, excludes $1,844 and $524 of net income allocable to HPU holders, respectively.  For the twelve months ended December 31, 2004 and 2003, excludes $3,265 and $1,944 of net income allocable to HPU holders, respectively.

(3)           For the three months ended December 31, 2004 and 2003, includes $39 and $41 of joint venture income, respectively.  For the twelve months ended December 31, 2004 and 2003, includes $3 and $167 of joint venture income, respectively.

iStar Financial Inc.

Consolidated Balance Sheets

(In thousands)

	As of December 31, 2004	As of December 31, 2003
	(unaudited)

ASSETS

Loans and other lending investments, net	$3,946,189	$3,702,674
Corporate tenant lease assets, net	2,877,042	2,535,885
Investments in and advances to joint ventures and unconsolidated subsidiaries	5,663	25,019
Assets held for sale	—	24,800
Cash and cash equivalents	88,422	80,090
Restricted cash	39,568	57,665
Accrued interest and operating lease income receivable	25,633	26,076
Deferred operating lease income receivable	62,092	51,447
Deferred expenses and other assets	175,628	156,934
Total assets	$7,220,237	$6,660,590

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$140,075	$126,524

Debt obligations:
Unsecured senior notes	$2,064,435	$1,137,769
Unsecured revolving credit facilities	840,000	130,000
Secured revolving credit facilities	78,587	696,591
Secured term loans	693,472	808,000
iStar Asset Receivables secured notes	929,180	1,307,224
Other debt obligations	—	34,148
Total liabilities	4,745,749	4,240,256
Minority interest in consolidated entities	19,246	5,106
Shareholders’ equity	2,455,242	2,415,228
Total liabilities and shareholders’ equity	$7,220,237	$6,660,590

iStar Financial Inc.

Reconciliation of Adjusted Earnings to GAAP Net Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003

ADJUSTED EARNINGS: (1)
Net income (2)	$127,441	$79,580	$260,447	$292,157
Add: Joint venture income	39	43	166	593
Add: Depreciation	17,190	15,236	67,853	55,905
Add: Joint venture depreciation and amortization	72	4,416	3,544	7,417
Add: Amortization	7,053	7,051	33,651	27,180
Less: Preferred dividends (3)	(10,580)	(10,196)	(51,340)	(36,908)
Less: Gain from discontinued operations	(41,226)	(4,203)	(43,375)	(5,167)

Adjusted earnings allocable to common shareholders and HPU holders:
Basic	$99,950	$91,884	$270,780	$340,584
Diluted	$99,989	$91,927	$270,946	$341,177

Adjusted earnings per common share:
Basic: (4)	$0.88	$0.89	$2.42	$3.37
Diluted: (5)	$0.87	$0.85	$2.37	$3.25

Weighted average common shares outstanding:
Basic	111,402	102,603	110,205	100,314
Diluted	112,726	107,637	112,537	104,248

Common shares outstanding at end of period:
Basic	111,432	107,215	111,432	107,215
Diluted	112,747	112,132	112,747	112,132

(1)           Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

(2)           For the twelve months ended December 31, 2004, includes the Q1’04 CEO, CFO, and ACRE Partners compensation charges of $106.9 million and the 8.75% Senior Notes due 2008 redemption charge of $11.5 million.

(3)           For the twelve months ended December 31, 2004, includes $9.0 million relating to redemption of the 9.375% Series B and 9.20% Series C Cumulative Redeemable Preferred Stock in Q1’04.

(4)           For the three months ended December 31, 2004 and 2003, excludes $1,595 and $728 of net income allocable to HPU holders, respectively.  For the twelve months ended December 31, 2004 and 2003, excludes $4,317 and $2,758 of net income allocable to HPU holders, respectively.

(5)           For the three months ended December 31, 2004 and 2003, excludes $1,577 and $694 of net income allocable to HPU holders, respectively.  For the twelve months ended December 31, 2004 and 2003, excludes $4,261 and $2,659 of net income allocable to HPU holders, respectively.

iStar Financial Inc.

Supplemental Information

(In thousands)

(unaudited)

PERFORMANCE STATISTICS

	Three Months Ended December 31, 2004
Return on Average Book Assets

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$99,950
Plus: Preferred dividends	10,580
Adjusted basic earnings before preferred dividends	$110,530

Adjusted basic earnings before preferred dividends - Annualized (A)	$442,120
Average total book assets (B)	$7,269,879

Return on average book assets (A) / (B)	6.1%

Return on Average Common Book Equity

Adjusted basic earnings allocable to common shareholders and HPU holders (1)	$99,950
Adjusted basic earnings allocable to common shareholders and HPU holders - Annualized (C)	$399,800
Average total book equity	$2,473,855
Less: Average book value of preferred equity	(506,176)
Average common book equity (D)	$1,967,679

Return on average common book equity (C) / (D)	20.3%

Efficiency Ratio

General & administrative expenses	$11,530
Plus: General and administrative - stock-based compensation	837
Total corporate overhead (E)	$12,367

Total revenue (F)	$186,387

Efficiency ratio (E) / (F)	6.6%

CREDIT STATISTICS

Book Debt (A)	$4,605,674

Book Equity	$2,455,242
Plus: Accumulated Depreciation and Loan Loss Reserves	272,317
Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (B)	$2,727,559

Book Debt / Sum of Book Equity, Accumulated Depreciation and Loan Loss Reserves (A)/(B)	1.7	x

Ratio of earnings to fixed charges	2.4	x

Ratio of earnings to fixed charges and preferred stock dividends	2.0	x

(1)           Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing.  It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled measures by other companies.

	Three Months Ended December 31, 2004
Interest Coverage
EBITDA (1) (C)	$206,994
GAAP interest expense (2) (D)	$62,018

EBITDA / GAAP interest expense (2) (C) / (D)	3.3	x

Fixed Charge Coverage
EBITDA (1) (C)	$206,994

GAAP interest expense (2)	$62,018
Plus: Preferred dividends	10,580
Total GAAP interest expense and preferred dividends (2) (E)	$72,598

EBITDA / GAAP interest expense and preferred dividends (2) (C) / (E)	2.9	x

Unencumbered assets	$4,687,044

RECONCILIATION OF NET INCOME TO EBITDA

Net Income	$127,441
Add: GAAP interest expense (2)	62,018
Add: Depreciation and amortization (3)	17,535

EBITDA (1)	$206,994

(1)           EBITDA should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders. It should be noted that the Company’s manner of calculating EBITDA may differ from the calculations of similarly-titled  measures by other companies.

(2)           Includes $170 of interest expense classified as income from discontinued operations in accordance with SFAS No. 144.

(3)           Includes $354 of depreciation and amortization classified as income from discontinued operations in accordance with SFAS No. 144.

FINANCING  VOLUME  SUMMARY  STATISTICS

Three Months Ended December 31, 2004

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING	STRATEGIC
Amount funded	$0	$332,003	$332,003	$40,165	$20,000
Weighted average GAAP yield	—	7.53%	7.53%	11.20%	—
Weighted average all-in spread/margin (basis points) (1)	—	+539	—	+698	—
Weighted average first $ loan-to-value ratio	—	—	—	—	—
Weighted average last $ loan-to-value ratio	—	76.2%	76.2%	—	—

Year Ended December 31, 2004

	LOAN ORIGINATIONS
	Fixed Rate	Floating Rate	Total/ Weighted Average	CORPORATE LEASING	STRATEGIC
Amount funded	$154,043	$1,441,210	$1,595,254	$508,690	$20,000
Weighted average GAAP yield	9.88%	6.74%	7.05%	10.13%	—
Weighted average all-in spread/margin (basis points) (1)	+654	+532	—	+572	—
Weighted average first $ loan-to-value ratio	14.3%	14.9%	14.9%	—	—
Weighted average last $ loan-to-value ratio	61.6%	69.6%	68.8%	—	—

UNFUNDED COMMITMENTS

Number of assets with unfunded commitments	28

Discretionary commitments	$202,562
Non-discretionary commitments	514,195
Total unfunded commitments	$716,757

Estimated weighted average funding period	Approximately 1.9 years

(1)           Based on average quarterly one-month LIBOR (floating-rate loans) and U.S. Treasury rates (fixed-rate loans and corporate leasing transactions) during the quarter.

LOANS AND OTHER LENDING INVESTMENTS CREDIT STATISTICS

	As of
	December 31, 2004		December 31, 2003
	$	%	$	%
Carrying value of non-performing loans /
As a percentage of total assets	$27,526	0.38%	$27,480	0.41%

Provision for loan losses /
As a percentage of total assets	$42,436	0.59%	$33,436	0.50%
As a percentage of non-performing loans		154%		122%

	Year Ended
	December 31, 2004		December 31, 2003
	$	%	$	%
Net charge-offs /
As a percentage of total assets	—	—	$3,314	0.05%

RECONCILIATION OF DILUTED ADJUSTED EPS

GUIDANCE TO GAAP DILUTED EPS GUIDANCE (1)

	Three Months Ended March 31, 2005	Year Ended December 31, 2005

Earnings per diluted common share guidance	$0.49 - $0.53	$2.25 - $2.60
Add: Depreciation and amortization per diluted common share	$0.20 - $0.27	$0.65 - $1.25
Adjusted earnings per diluted common share guidance	$0.73 - $0.76	$3.25 - $3.50

(1)                                  Adjusted earnings should be examined in conjunction with net income as shown in the Consolidated Statements of Operations. Adjusted earnings should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is this measure indicative of funds available to fund the Company’s cash needs or available for distribution to shareholders.  Rather, adjusted earnings is an additional measure the Company uses to analyze how its business is performing. It should be noted that the Company’s manner of calculating adjusted earnings may differ from the calculations of similarly-titled  measures by other companies.

iStar Financial Inc.

Supplemental Information

(In millions)

(unaudited)

PORTFOLIO STATISTICS AS OF DECEMBER 31, 2004 (1)

Security Type	$	%
Corporate Tenant Leases	$3,153	44.2%
First Mortgages (2)	2,963	41.5
Corporate/Partnership Loans/Other	937	13.1
Second Mortgages	89	1.2
Total	$7,142	100.0%

Collateral Type	$	%
Office (CTL)	$1,652	23.1%
Industrial/R&D	1,155	16.2
Office (Lending)	888	12.5
Entertainment/Leisure	765	10.7
Hotel (Lending)	622	8.7
Apartment/ Residential	524	7.3
Mixed Use/Mixed Collateral	514	7.2
Retail	484	6.8
Hotel (Investment Grade CTL)	270	3.8
Other	194	2.7
Conference Center	74	1.0
Total	$7,142	100.0%

Product Line	$	%
Corporate Tenant Leasing	$3,153	44.2%
Structured Finance	1,785	25.0
Portfolio Finance	1,058	14.8
Corporate Finance	692	9.7
Loan Acquisition	454	6.3
Total	$7,142	100.0%

Collateral Location	$	%
West	$1,813	25.4%
Northeast	1,558	21.8
Southeast	1,137	15.9
Mid Atlantic	744	10.4
Central	566	7.9
South	513	7.2
North Central	255	3.6
Various	233	3.3
Northwest	165	2.3
Southwest	158	2.2
Total	$7,142	100.0%

(1)           Figures presented prior to loan loss reserves, accumulated depreciation and impact of statement of Financial Accounting Standards No. 141 (“SFAS No. 141”) “Business Combinations”.

(2)           Includes $570.2 million of junior participation interests in first mortgages.